KING & SPALDING
                              191 Peachtree Street
                           Atlanta, Georgia 30303-1763

                                                             January 3, 1997

Seligman Municipal Fund Series, Inc.
100 Park Avenue
New York, New York  10017

Ladies and Gentlemen:

     In our capacity as your special Georgia counsel, you have asked that we render an opinion on certain Georgia tax matters relating to shares of the Georgia Tax-Exempt Series (the "Georgia Series") to be offered to the public.

     We understand that our opinion may be filed as an exhibit to the Post-Effective Amendment No. 30 to the Registration Statement (the "Post-Effective Amendment") that you will file with the Securities and Exchange Commission relating to the shares of the Georgia Series. We further understand that our opinion will be discussed under the caption "Georgia Taxes" in the Registration Statement. We consent to the filing of our opinion as an exhibit to the Registration Statement and to the reference to our firm and opinion under the heading "Georgia Taxes." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

     In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including previous amendments to the Registration Statement and the Notice of Joint Special Meeting of Shareholders and Proxy Statement dated August 16, 1996. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.


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     Based upon the foregoing, it is our opinion that under existing law, shareholders of the Georgia Series will not be subject to Georgia income taxes on dividends with respect to shares of the Georgia Series to the extent that such distributions represent "exempt-interest dividends" for federal income tax purposes that are attributable to interest-bearing obligations issued by or on behalf of the State of Georgia or its political subdivisions, or by the governments of Puerto Rico, the Virgin Islands or Guam, which are held by the Georgia Series. Dividends, if any, derived from capital gains or other sources generally will be taxable to shareholders of the Georgia Series for Georgia income tax purposes.

     Our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences relating to the shares of the Georgia Series.

                                                       Very truly yours,


                                                       KING & SPALDING